Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-135568) on Form S-8 of United Western Bancorp, Inc. 401(k) Plan of our report dated June 30, 2008 relating to our audit of the statement of net assets available for benefits as of December 31, 2007, which appears in the Annual Report on Form 11-K of United Western Bancorp, Inc. 401(k) Plan for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP

Denver, Colorado
June 29, 2009